Exhibit 10.36

Long-Term Supply Agreement

between

BMW Manufacturing Co., LLC

- hereinafter collectively referred to as “BMW” -

and

XXX CAR TECH, LLC 600 CAR TECH DR	- hereinafter referred to as “Contractor” -

OPELIKA, AL 36801

USA

1.	Subject Matter of the Agreement and Preconditions

1.1

The subject matter of this Long-Term Supply Agreement (this “Agreement”) is the production and supply of the product set out below and the spare parts pertaining thereto between BMW and Contractor (collectively, the “Parties”):

Annex 1 will be provided after nomination stating all parts / products Contractor is nominated for

These component parts for the above programs, as more specifically described in the Purchase Orders (defined below) issued to Contractor, are hereinafter collectively referred to as “Products”. For purposes of this Agreement, the term “series production” shall also include PNW2 requirements. It is understood and agreed that PNW2 orders for Products shall be placed by BMW Consolidation Services Co., LLC; and that orders for spare or service Products shall be placed by BMW of North America, LLC (or another BMW affiliate). Contractor shall accept such purchase orders issued by BMW affiliates and perform in accordance with the terms of this Agreement and the purchase orders.

For purposes of clarification, this Agreement (and any purchase order issued by BMW thereunder), solely and exclusively addresses BMW’s obligation to purchase Products for the XNF Models (G65, G66, G67, G79, G95, G96 vehicle models), regardless of whether any of the Products referenced therein or purchased by BMW thereunder are or will be used in any other BMW Group vehicle model or program (including, without limitation, any successor models of the models after the aforementioned Programs). For the purposes of this Agreement, the term “XNF Program” is defined as the BMW program concerned with the specific vehicle models referenced above branded and marketed to the public as “BMW X5, X6, X7, XM, X5M, and X6M,”                  and is currently expected to end on or about November, 2035. Except as specifically set forth in this Agreement, nothing contained in any other writing by a Party or between the Parties may expand or alter BMW’s purchase obligations under this Agreement as described above.

For further clarification, it is understood that Contractor may be supplying BMW with component parts other than those specifically described in this Agreement. This Agreement is not intended to affect the existing supply contracts currently in place with regard to these other component parts.

The details of the supply-related tasks and activities to be performed by Contractor and the details of any tasks and activities to be performed by BMW, as the case may be, are laid down in the column “Series Phase” in the Service Interface Agreement (“Leistungsschnittstellen-vereinbarung”) (hereinafter referred to as “LSV”) attached as Annex 2 as well as the “Conformation of RFQ Premises” attached as Annex 3. Said agreement is an integral part of this Agreement. The development-related tasks and activities described in said LSV (marked in the column “Development Phase”) are for the purposes of information only and are not part of the subject matter of this Agreement.

1.2

This Agreement has framework character. The individual supply contracts shall be concluded between the Parties in accordance with the terms and conditions of this Agreement on the basis of BMW or BMW affiliate Purchase Orders.

This Agreement shall apply with effect from the date of commencement set out in Section 8 (Term of Agreement and Termination) for all BMW Purchase Orders relating to the Products more particularly described in Section 1.1.

It is recognized that this Agreement is being presented to Contractor during the tender process for the XNF Models. The fact that this Agreement may be finalized and signed by Contractor as part of its quotation shall not entitle Contractor to an award of any business from BMW. This Agreement shall only become effective upon BMW’s execution and delivery of the Agreement to Contractor with all Annexes (including Annex 1).

2.	Series Production and Delivery

2.1

Contractor shall supply, and BMW shall purchase, the supplies required for series production, PNW2 and spare parts of the Products over the entire term of the Agreement from Contractor in such quantities that are contained in BMW’s delivery schedules, provided however that Contractor remains competitive as a supplier in terms of quality, price and ability to deliver and provided that the workmanship of the Products is always in accordance with the latest state of the art. It is understood that Contractor may not be the exclusive supplier of Products to BMW, and that BMW may adjust its delivery schedules from time to time as determined by BMW. BMW shall issue purchase orders in accordance with this Agreement, which state - amongst other things - the Products, their price, the terms of payment, the place of delivery and the applicable trade terms (hereinafter referred to as “Purchase Orders”). Contractor shall supply BMW with the Products according to the Purchase Orders for the entire term of this Agreement (Section 8.1).

Contractor warrants that it is in a position to produce at least the volumes reflected in Annex 4 commencing as of August, 2026 and continuing through the lifetime of each series model (a complete set of Products required to build one vehicle hereinafter referred to as “Units”). The Contractor warrants also that it is in a position to produce at least the required output (number of units) as well as at least the requested volume reflected in Annex 4.

The numbers of units refer exclusively to Contractor’s production and supply capacities and in particular do not give rise to any obligation on the part of BMW to purchase any corresponding volumes.

Contractor shall supply the Products pursuant to the agreed delivery concept (Section 6) such that the Products can be used by BMW in its series production without requiring any receiving inspection. It is mutually agreed that BMW shall dispense with any incoming goods inspection.

2.2

Contractor undertakes to inform BMW of any intended changes in the process which could have an impact on quality (e.g. organisation, procedures, production process, logistics, and sub-contractors) and to do so in writing and in good time before being realized; the procedure must be documented.

Contractor is entitled to commission subcontractors only with the prior written consent of BMW.

In the event of any subcontracting Contractor is under a duty to carefully select and supervise the third party and to appropriately integrate him in the information and work processes. In any event the commissioning of a third party leaves Contractor’s direct legal responsibility towards BMW unaffected.

2.3	Contractor must comply with the BMW Group’s Packaging Manuals, which Contractor can inspect under the internet trail:

2.4	Changes

BMW can at any time demand changes and additions to the Products as it sees fit and having due regard for the interests of Contractor (hereinafter referred to as “Changes”). Contractor is under a duty to suggest Changes to BMW which Contractor considers necessary or expedient in view of revised statutory or other mandatory provisions or for other reasons.

If Contractor believes a Change may or will result in an increase or reduction in cost and/or affects delivery dates, Contractor shall be under a duty to point this out at the same time as its suggested Change or without undue delay following receipt of BMW’s Change request and to submit a corresponding revised tender. The Change shall be made on the basis of a written agreement signed by the Parties stipulating the remuneration for the additional costs, or the allowance for the reduced costs, as well as the changed delivery dates as the case may be. Contractor warrants to BMW that it will assist with the introduction of measures to cut the cost of parts to compensate for any additional costs caused by any Changes.

Changes must be documented in a form to be stipulated by BMW.

3.	Series Price

3.1	The agreed series price for all Products is set forth in Annex 5.

The series price shall also apply to Products purchased by BMW before start of production (“SOP”) provided that said Products are manufactured on series tools.

To the extent that numbers of pieces have been stated in calculating the remuneration, said numbers of pieces serve only as a basis for planning and calculation and in particular do not give rise to any purchase obligation on the part of BMW.

3.2

During the Term, the Parties shall carry out a continuous value analysis in order to show and implement cost optimisations and possibilities of making economies and to agree a corresponding reduction in the series price.

4.	Spare Parts

Contractor undertakes to supply BMW with spare parts until fifteen (15) years after series delivery by Contractor has been discontinued. In view of this Contractor shall enter into appropriate contractual arrangements with its subcontractors.

BMW and BMW’s affiliated companies, including BMW of North America, LLC, shall also be entitled to procure spare parts directly from Contractor’s subcontractors or other third parties.

During the term of this Agreement, the price for the Products used as spare parts shall be determined according to the series prices agreed above. For the time following the discontinuance of series delivery by Contractor until four years after the end of BMW’s series production the price for the spare part shall be the series price, which last applied to Contractor.

5.	Tooling

The remuneration for the tooling amounts to the sums stipulated in Annex 5.

The remuneration for the tooling costs shall be paid in accordance with the payment terms set out in the relevant tooling Purchase Order(s) and shall be made at 100% of the total Purchase Order(s) amount after acceptance and confirmation of services; the acceptance criteria are stipulated in the Terms for Transfer of Title of Production Means

6.	Logistics

The Contractor shall support BMW with the logistical integration of its deliveries and in so doing shall take into consideration all aspects concerning the flow of information and materials, in particular the frequency and condition of deliveries, freight handling as well as freight containers, packaging, disposal and handling of empties as well as the information processing connection to BMW’s series production.

Details of BMW’s logistics requirements are set out in Annex 6. The Contractor shall undertake the requisite planning and come to agreement with BMW in order to meet said requirements.

The Contractor shall be under a duty to further reasonably update its logistics systems in agreement with BMW and to adjust them to new requirements.

7.	Quality, Responsibility for the System

Contractor shall comply with all quality requirements and specifications of BMW, including, without limitation, those set forth in the Purchase Orders. Contractor undertakes to inform BMW without undue delay if it becomes aware of any indication of a quality problem emerging and to take proper counteractive measures.

Insofar as Contractor uses third parties (subcontractors) in the production of the Products to be delivered, Contractor must ensure through contractual agreements that such third parties comply with BMW’s quality requirements.

Claims by BMW for defects (“Sachmängel") or product liability claims shall remain unaffected by this Section.

Contractor shall achieve the required KPI quality targets set forth in Annex 4 and Annex 7.

8.	Term of Agreement and Termination

8.1

This Agreement shall enter into force starting with nomination and shall continue in force until the end of series production of the XNF Models and for the applicable period of time that the Contractor will produce service parts. For clarification, however, any supply obligations for series production for a particular vehicle model will terminate as of the date on which the series production for such vehicle model ends.

8.2

Wherever the effect of individual provisions of this Agreement is intended to extend beyond the term of this Agreement, such provisions shall to that extent continue to remain in force even after the Agreement has expired or terminated. This shall particularly apply to the provisions contained in Section 4 (Spare Parts).

8.3

In the event of termination or other determination of the Agreement all of the property handed over to Contractor by BMW including all drawings and other documents, devices and tools must be returned to BMW irrespective of whether they have been adapted or processed by Contractor.

9.	Final Provisions

9.1	In the event of any conflict, this Agreement shall take precedence over the Annexes.

Except to the extent specifically set forth in this Agreement, the “BMW Group International Terms and Conditions for the Purchase of Production Materials and Automotive Components” (IPC), status December 01, 2022 are incorporated by reference and shall apply to Contractor’s provision of Products to BMW. Contractor can inspect the relevant terms and conditions of purchase under the following internet trail:

9.2

No amendment or modification of this Agreement shall be valid unless made in writing and signed by the Parties. No term or condition of this Agreement shall be deemed to have been waived except by a written instrument signed by the waiving Party.

9.3

In the event that an individual provision of this Agreement is or becomes legally ineffective, the validity of the remainder of this Agreement shall remain unaffected thereby. The Parties are obliged within the scope of that which is reasonable to, in good faith, replace the ineffective provision by a valid provision which has the equivalent economic outcome provided that the content of the Agreement is not thereby materially changed.

9.4

Contractor may make statements to the public or to administrative agencies in advertising or in other forms of communication and concerning the subject matter of this Agreement only with the prior written consent of BMW unless said statements are required by reason of mandatory legal provisions. Even in that case, Contractor shall inform BMW in good time before the statement concerned.

9.5

The validity of this Agreement and the rights, obligations and relations of the Parties hereunder shall be determined under the substantive laws of the State of South Carolina. Jurisdiction and venue for any and all disputes arising out of, related to, or in connection with this Agreement shall lie exclusively in the federal or state courts in the County of Spartanburg, State of South Carolina.

The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods (“CISG”) of 11th April 1980 shall not apply.

9.6

In the event that BMW or a company affiliated with BMW is sued abroad for damages for personal injury and/or damage to property by a third party because of a product defect, BMW can at its option institute the necessary procedural steps at the foreign place of jurisdiction concerned in order to enforce any claims for indemnity or recourse against Contractor. In any such case, the law applicable at the place of jurisdiction shall apply exclusively in relation to the rights and duties of the Parties.

9.7

This Agreement, any Purchase Orders issued hereunder, and any other ancillary agreements pertaining to Contractor’s production of Products (e.g. Warranty Agreement) contain the entire agreement and understanding between the Parties regarding the subject matter herein, and all previous discussions, understandings, representations, negotiations, and agreements with respect to the matters included in this Agreement are merged herein. All undertakings, stipulations, terms and conditions as contained in any Annex to this Agreement shall be deemed to have full force and effect as if they were incorporated herein and the Parties hereby covenant to perform and observe the same at all times.

9.8	Each representative of the Parties executing this Agreement warrants that s/he has the power and authority to execute this Agreement on behalf of the Party that s/he represents.

9.9

Except as specifically set forth herein, neither Party may assign or transfer, directly or indirectly, any of its rights under this Agreement (including, without limitation, any purchase of assets or equity ownership) without the prior written consent of the other Party. This Agreement is not intended for the benefit of any third party.

9.10

No delay or failure of either Party to exercise any right, power or privilege in this Agreement will affect the right, power or privilege, nor will any single or partial exercise thereof preclude any further exercise thereof, nor the exercise of any other right, power or privilege.

9.11

This Agreement may be executed in any number of duplicate originals or counterparts, each of which originals or counterparts shall be deemed to be an original, and taken together, constitutes one and the same document. The Parties agree that their signatures may be delivered by electronic mail in .PDF format.

9.12

WAIVER OF JURY TRIAL. THE PARTIES HERETO ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT THIS RIGHT MAY BE WAIVED. THE PARTIES EACH HEREBY KNOWINGLY, VOLUNTARILY AND WITHOUT COERCION, WAIVE ALL RIGHTS TO A TRIAL BY JURY OF ALL DISPUTES ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, ANY PURCHASE ORDER OR SUPPLY CONTRACT, OR ANY OTHER GREEMENT BTEWEEN THE PARTIES. NO PARTY SHALL BE DEEMED TO HAVE RELINQUISHED THE BENEFIT OF THIS WAIVER OF JURY TRIAL UNLESS SUCH RELINQUISHMENT IS IN A WRITTEN INSTRUMENT SIGNED BY THE PARTY TO WHOM SUCH RELINQUISHMENT WILL BE CHARGED.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their duly authorized representatives shown below.

BMW MANUFACTURING CO., LLC

By:	By:

Print Name:	Print Name:

Title:	Title:

CONTRACTOR Company: CAR TECH	Company:

By: /s/ John Hagan	By:

Print Name: JOHN HAGAN	Print Name:

Title: GENERAL MANAGER	Title:

Annexes

1.	Overview parts / products Contractor is nominated for

final document name and date will be added after nomination

2.	Service Interface Agreement (“Leistungsschnittstellenvereinbarung”)

3.	Confirmation of RFQ Premises

4.	Q-Offer

final document name and date will be added after nomination

5.	QAF

final document name and date will be added after nomination

6.	Logistics requirements

7.	ABC-Flyer (QMT_ABC-Flyer_BMW_Group_DE-EN.pdf)